    As filed with the Securities and Exchange Commission on March 21, 2001
                                                      Registration No. 333-55318

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                         MICROCIDE PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

                  DELAWARE                                                                               94-3186021
      (STATE OR OTHER JURISDICTION OF                                                                 (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                                                              IDENTIFICATION NUMBER)

                                850 MAUDE AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-1550
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                             ----------------------

                                 JAMES E. RURKA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MICROCIDE PHARMACEUTICALS, INC.
                                850 MAUDE AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-1550
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ----------------------

                                   Copies to:
                              ALAN MENDELSON, ESQ.
                                LATHAM & WATKINS
                             135 COMMONWEALTH DRIVE
                              MENLO PARK, CA 94025
                                 (650) 328-4600

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                             ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                             ----------------------

================================================================================

                                   PROSPECTUS

                         MICROCIDE PHARMACEUTICALS, INC.

                  $35,000,000 AGGREGATE AMOUNT OF COMMON STOCK

This prospectus will allow us to issue common stock over time. This means:

     o we will provide a prospectus supplement each time we issue common stock;

     o the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

     o you should read this document and any prospectus supplement carefully before you invest.

Our common stock trades on the Nasdaq National Market under the symbol "MCDE."

Our address is 850 Maude Avenue, Mountain View, CA 94043, and our telephone number is (650) 428-1550.

                             ----------------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
       YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ----------------------


     ON MARCH 20, 2001, THE CLOSING SALE PRICE OF ONE SHARE OF MICROCIDE COMMON STOCK AS QUOTED ON THE NASDAQ NATIONAL MARKET WAS $4.34.


                             ----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
              SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
              THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS
                   TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY
                          PERSON TO TELL YOU OTHERWISE.



                 THE DATE OF THIS PROSPECTUS IS MARCH 21, 2001.


                             ----------------------

                               PROSPECTUS SUMMARY


     This summary highlights information incorporated by reference or contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section, and we urge you to consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.






                                   THE COMPANY


     Microcide Pharmaceuticals, Inc. is a biopharmaceutical company whose mission is to discover, develop and commercialize novel antimicrobials for the improved treatment of serious bacterial, fungal and viral infections. Novel antimicrobials are newly discovered drugs that define a new chemical class, with characteristics that allow them to function in a different way from the current classes of antimicrobials. Antibacterials, antifungals and antivirals are all antimicrobials. Our executive offices are located at 850 Maude Avenue, Mountain View, California 94043, and our telephone number is (650) 428-1550.



                                  THE OFFERING

Common stock Offered in this prospectus................   __________ shares

Common stock Outstanding after the Offering(1).........   __________ shares

Use of Proceeds........................................   See "Use of Proceeds."

Proposed Nasdaq National Market symbol.................   "MCDE"

-------------
(1)  Based on shares outstanding as of __________.

                                  RISK FACTORS

     Before you purchase our securities, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our securities.

IF OUR RESEARCH AND DEVELOPMENT EFFORTS DO NOT RESULT IN POTENTIAL DRUG CANDIDATES AND/OR WE CANNOT ADVANCE POTENTIAL PRODUCTS THROUGH CLINICAL TRIALS, WE MAY FAIL TO SUCCESSFULLY DEVELOP PHARMACEUTICAL PRODUCTS.


     Our first potential pharmaceutical product, a compound in the cephalosporin class of antibacterials, commenced Phase I Clinical Trials under the direction of our partner, The R.W. Johnson Pharmaceutical Research Institute (RWJPRI), an affiliate of Johnson & Johnson, in November 1999. The cephalosporin class of antibacterial drugs is the largest class of antibiotics in terms of global sales. The purpose of these Phase I studies is to assess the compound's safety, tolerability and pharmacokinetics. Safety and tolerability are measures of the body's ability to assimilate the compound at various dose levels without adverse reactions or side effects. Pharmacokinetics includes measures of absorption, distribution, metabolism and excretion of the compound in the body. Various modifications to the parenteral (by injection) method of administration of this compound are being explored. Based on data from three Phase I protocols conducted to date, additional efforts to improve tolerability will be undertaken which will extend completion of such Phase I trials to the 3rd Quarter of 2001, if not later. We may fail to successfully complete Phase I trials for such cephalosporin compound. There are two other Microcide cephalosporin compounds in the Johnson & Johnson collaboration: another parenteral compound which is in pre-clinical development and an orally-active cephalosporin, in the research stage. Our other potential products are in the pre-clinical or research stage. Our potential products will require significant additional research and development efforts before we can sell them. These efforts include extensive pre-clinical and clinical testing prior to submission to the FDA or other regulatory authority. Pre-clinical and clinical testing will likely take several years. After submission, such potential products will be subject to lengthy regulatory review. We cannot predict with accuracy the time required to commercialize new pharmaceutical products.


     The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. We do not expect any of our potential products to be commercially available for a number of years, if at all. Pharmaceuticals that appear to be promising at early stages of development may not reach the market for a number of reasons including the following:

     o we or our collaborators may not successfully complete our research and development efforts;

     o any pharmaceuticals we or our collaborators develop may be found to be ineffective or to cause harmful side effects during pre-clinical testing or clinical trials;

     o we may fail to obtain required regulatory approvals for any products we develop;

     o we may be unable to manufacture enough of any potential products at an acceptable cost and with appropriate quality;

     o our products may not be competitive with other existing or future products; and

     o proprietary rights of third parties may prevent us from commercializing our products.

IF WE ARE UNABLE TO MAINTAIN OUR CURRENT CORPORATE COLLABORATIONS OR ENTER INTO NEW COLLABORATIONS, DEVELOPMENT OF OUR POTENTIAL PRODUCTS COULD BE DELAYED.


     Our strategy for enhancing our research and development capability and funding, in part, our capital requirements involves entering into collaboration agreements with major pharmaceutical companies. We have entered into such collaboration agreements with Johnson & Johnson, Daiichi Pharmaceutical Co., Ltd., Pfizer Inc. and Schering-Plough Animal Health Corporation. Under such agreements, our collaborative partners are responsible for:

     o selecting which compounds discovered in the collaboration will proceed into subsequent development, if any;

     o conducting pre-clinical testing, clinical trials and obtaining required approvals for such potential products; and

     o    manufacturing and commercializing any such approved products.

     We cannot control the timing of such actions or the amount of resources devoted to such activities by our partners. In addition, these agreements are subject to cancellation or the election not to extend by our partners. As a result, our receipt of revenue (whether in the form of continued research funding, product development milestones, or royalties on sales) depends upon the decisions made and the actions taken by our partners. Our collaborative partners may view compounds that we may discover as competitive with such partner's products or potential products, and therefore such partner may elect not to proceed with the development of our potential product. Our partners are free to pursue their own existing or alternative technologies to develop products in preference to our potential products. We cannot be certain that our interests will continue to coincide with those of our partners, or that disagreements concerning our rights, technology, or other proprietary interests will not arise with our partners.

     A large portion of our revenues to date have resulted from our collaborations. We intend to continue to rely on our collaborations to fund a substantial portion of our research and development activities over the next several years. If our existing partners do not extend our collaborations or if we are unable to enter into new collaborations, the development and commercialization of our potential products may be delayed. In addition, we may be forced to seek alternative sources of financing for such product development and commercialization activities.


IF WE CANNOT OBTAIN SUBSTANTIAL ADDITIONAL FUNDING, WE MAY NOT BE ABLE TO PROCEED WITH OUR DRUG DISCOVERY AND DEVELOPMENT PROGRAMS.



     The development of our potential pharmaceutical products will require substantially more money than we currently have. We intend to seek to raise such additional funding from sources including other collaborative partners and through public or private financings involving the sale of equity or debt securities. We cannot be certain that any financings will be available when needed, or if available will be on acceptable terms. Funding from collaborative partners could limit our ability to control the research, development and commercialization of potential products, and could limit our revenues in profits from such products, if any. Such collaborative agreements may also require us to give up rights to products or technologies that we would otherwise seek to develop or commercialize ourselves. Any additional equity financing will result in dilution to our current shareholders. If we fail to secure sufficient additional funding we will have to delay or terminate some or all of our drug discovery and development programs.


WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST, EXPECT TO CONTINUE TO INCUR LOSSES FOR THE NEXT SEVERAL YEARS AND MAY NEVER ACHIEVE PROFITABILITY.


     We have incurred substantial net losses in every year since our inception in December 1992. We had net losses of $4.6 million in 1997, $9.8 million in 1998, $10.7 million in 1999, and $13.9 million in 2000. We had an accumulated deficit of $53.2 million through December 31, 2000. We expect to continue to incur operating losses over the next several years.

     Substantially all of our revenues to date have resulted from license fees, research support and milestone payments under our collaborative agreements. We will not receive revenues or royalties from drug sales until we or our collaborative partners successfully complete clinical trials with regard to a drug candidate, obtain regulatory approval for such drug candidate, and successfully commercialize the drug. We do not expect to receive revenues or royalties from sales of drugs for a number of years, if at all. If we fail to achieve sufficient revenues to become profitable or sustain profitability, we may be unable to continue operations.

OUR APPROACH TO DRUG DISCOVERY IS UNPROVEN AND WE MAY NOT SUCCEED IN IDENTIFYING ANY DRUG CANDIDATES WITH CLINICAL BENEFITS.

     We are developing a gene function based technology platform and other proprietary technology to attempt to identify and commercialize novel antibiotics, antifungals and antiviral agents. To date these technologies have identified a small number of compounds that have demonstrated potential clinical benefits. We cannot be certain that these or any other technology we may develop will allow us to identify drug candidates that may have clinical benefits. The failure to identify and develop new drug candidates will have a material adverse effect on our business.


IF WE FAIL TO SATISFY SAFETY AND EFFICACY REQUIREMENTS OR MEET REGULATORY REQUIREMENTS IN OUR CLINICAL TRIALS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR DRUG CANDIDATES.



     Either we or our collaborators must show through pre-clinical studies and clinical trials that each of our pharmaceutical products is safe and effective in humans for each indication before obtaining regulatory clearance from the FDA for the commercial sale of that pharmaceutical. If we fail to adequately show the safety and effectiveness of a pharmaceutical, regulatory approval could be delayed or denied. The results from pre-clinical studies and early clinical trials are often different than the results that are obtained in large-scale testing. We cannot be certain that we will show sufficient safety and effectiveness in our clinical trials that would allow us to obtain the needed regulatory approval. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.


     Any drug is likely to produce some level of toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a long period of time. Unacceptable toxicities or side effects may occur in the course of toxicity studies or clinical trials. We have observed local irritation at the injection site in some subjects receiving our potential cephalosporin product in Phase I clinical trials conducted by our collaborator, RWJPRI. This will require additional efforts to improve tolerability, thereby extending the time to complete such

Phase I trials. If we observe unacceptable toxicities or other side effects, we, our collaborators or regulatory authorities may interrupt, limit, delay or halt the development of the drug. In addition, such unacceptable toxicities or side effects could prevent approval by the FDA or foreign regulatory authorities for any or all indications.

     We must obtain regulatory approval before marketing or selling our future drug products. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. The process of obtaining FDA and other required regulatory approvals can vary a great deal based upon the type, complexity and novelty of the products involved. Delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries.

     None of our drug candidates has received regulatory approval. If we fail to obtain this approval, we will be unable to commercially manufacture and sell our drug products. Even if we obtain regulatory approval, we may be required to continue clinical studies even after we have started selling a pharmaceutical. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional pre-clinical testing or clinical trials and changes in labeling of the product. This could delay or prevent us from generating revenues from the sale of that drug or cause our revenues to decline.

     If we obtain regulatory approval, we will also be subject to ongoing existing and future FDA regulations and guidelines and continued regulatory review. In particular, we, our collaborators, or any third party that we use to manufacture the drug will be required to adhere to regulations setting forth current good manufacturing practices. The regulations require that we manufacture our products and maintain our records in a particular way with respect to manufacturing, testing and quality control activities. Furthermore, we, our collaborators, or our third-party manufacturers must pass a pre-approval inspection of manufacturing facilities by the FDA before obtaining marketing approval.

     Failure to comply with the FDA or other relevant regulatory requirements may subject us to administrative or legally imposed restrictions. These include: warning letters, civil penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending New Drug Applications, or NDAs, or supplements to approved NDAs.


IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE THE COMPETITIVE ADVANTAGE INHERENT IN OUR PROPRIETARY TECHNOLOGIES.



     Our success depends in part on our ability to establish, protect and enforce our proprietary rights relating to our lead compounds, gene discoveries, screening technology and certain other proprietary technology. We have filed approximately 80 patent applications in the United States, in addition to applications filed in other countries, in order to protect lead compounds, gene discoveries and screening technology, and 22 United States patents have been issued to date on such applications. We cannot be certain that patents will be granted with respect to any of our patent applications currently pending in the United States or in other countries, or with respect to applications filed in the future. For example, although in 2000 a patent was granted in the U.S. covering our cephalosporin compounds now in development, prosecution has not yet begun on more recently filed patent applications related to prodrugs of our earlier inventions, as well as on our new compounds having potential for oral administration. A prodrug is a modified form of a drug, typically having additional beneficial properties such as improved solubility or absorption characteristics, which is readily converted to the active drug in the body. In our Bacterial Essential Genes Program, while a U.S. patent has been granted covering 13 bacterial essential genes, and notices of allowance have been received covering another 22 gene targets, 70 targets are still in various stages of prosecution. Our failure to obtain patents pursuant to our current or future applications could have a material adverse effect on our business. Furthermore, we cannot be certain that any patents issued to us will not be infringed, challenged, invalidated or circumvented by others, or that the rights granted thereunder will provide competitive advantages to us. In particular, it is difficult to enforce patents covering methods of use of screening and other similar technologies. Litigation to establish the validity of patents, to defend against copatent infringement claims and to assert infringement claims against others can be expensive and time-consuming, even if the outcome is favorable to us. If the outcome of patent prosecution or litigation is not favorable to us, our business could be materially adversely affected.


     Our commercial success also depends on our ability to operate without infringing patents and proprietary rights of third parties. There can be no assurance that our products will not infringe on the patents or proprietary rights of others. For example, many companies are active in the field of genomics, and some have filed patents on essential genes in bacteria. While we are not currently aware of any patents encumbering our ability to practice the technologies we have discovered, it is possible that such a patent may issue in the future. We may be required to obtain licenses to patents or other proprietary rights of others. Such licenses may not be available on terms acceptable to us, if at all. The failure to obtain such licenses could delay or prevent our collaborative partners' activities, including the development, manufacture or sale of drugs requiring such licenses.


     In addition to patent protection, we rely on trade secrets, proprietary know-how and technological advances which we seek to protect, in part, by confidentiality agreements with our collaborative partners, employees, and consultants. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach, or that our trade secrets, proprietary know-how and technological advances will not otherwise become known or be independently discovered by others.


IF OTHER COMPANIES DEVELOP BETTER PRODUCTS THAN OURS OR MARKET SIMILAR PRODUCTS SOONER, OUR PRODUCTS MAY BE RENDERED OBSOLETE OR NONCOMPETITIVE.



     We operate in a field in which new developments are occurring at an increasing pace. Competition from biotechnology and pharmaceutical companies, joint ventures, academic and other research institutions and others is intense and is expected to increase. Many of our competitors have substantially greater financial, technical and personnel resources than we have. Although we believe that we have identified new and distinct approaches to drug discovery, there are other companies with drug discovery programs, at least some of the objectives of which are the same as or similar to ours. For example, there are other companies that have recently described cephalosporins in early stages of development which are designed for treatment of resistant gram-positive infections in hospitals, the same objective as our lead cephalosporin compound. Similarly, several other companies are seeking to capitalize on the expanding body of knowledge of efflux pumps in microorganisms. Efflux is the mechanism by which bacteria and fungi eject or "pump out" antibiotics.



     Competing technologies may be developed which would render our technologies obsolete or non-competitive. We are aware of many pharmaceutical and biotechnology companies that are engaged in efforts to treat each of the infectious diseases for which we are seeking to develop therapeutic products. There can be no assurance that our competitors will not develop competing drugs that are more effective than those developed by us and our collaborative partners or obtain regulatory approvals of their drugs more rapidly than we and our collaborative partners, thereby rendering our and our collaborative partners' drugs obsolete or noncompetitive. Moreover, there can be no assurance that our competitors will not obtain patent protection or other intellectual property rights that would limit our and our collaborative partners' ability to use our technology or commercialize our or their drugs.



OUR POTENTIAL PRODUCTS MAY NOT BE ACCEPTABLE IN THE MARKET OR ELIGIBLE FOR THIRD PARTY REIMBURSEMENT RESULTING IN A NEGATIVE IMPACT ON OUR FUTURE FINANCIAL RESULTS.


     Any products successfully developed by us or our collaborative partners may not achieve market acceptance. The antibiotic products which we are attempting to develop will compete with a number of well-established traditional antibiotic drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our products will depend on a number of factors, including:

     o the establishment and demonstration in the medical community of the clinical efficacy and safety of such products,

     o the potential advantage of such products over existing treatment methods, and

     o    reimbursement policies of government and third-party payors.

     Physicians, patients or the medical community in general may not accept or utilize any products that may be developed by us or our collaborative partners. Our ability to receive revenues and income with respect to drugs, if any, developed through the use of our technology will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third-party payors, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payors are increasingly challenging the prices charged for pharmaceutical products. If third-party reimbursement was not available or sufficient to allow profitable price levels to be maintained for drugs developed by us or our collaborative partners, it could adversely affect our business.


WE HAVE NO MANUFACTURING, MARKETING OR SALES EXPERIENCE, AND IF WE ARE UNABLE TO ENTER INTO MANUFACTURING AGREEMENTS OR MAINTAIN COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN MANUFACTURING, SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.



     We do not have any experience in the manufacture of commercial quantities of drugs, and our current facilities and staff are inadequate for the commercial production or distribution of drugs. We intend to rely on our collaborative partners for the manufacturing, marketing and sales of any products which result from such collaborations. The current third-party manufacturer of our potential cephalosporin product has in the past encountered difficulties with the manufacture of such compound in sufficient quantities for clinical trial purposes. Manufacturers often encounter difficulties in scaling up to manufacture commercial quantities of pharmaceutical products. We cannot be certain that our current or any other manufacturer will not encounter similar delays in the scale-up to manufacture this or any other compound in commercial quantities in the future.


     We will be required to contract with third parties for the manufacture of our products or to acquire or build production facilities before we can manufacture any such products. There can be no assurance that we will be able to enter into such contractual manufacturing arrangements with third parties on acceptable terms, if at all, or acquire or build such production facilities ourselves.

     To date we have no experience with sales, marketing or distribution. In order to market any of our products, we will be required to develop marketing and sales capabilities, either on our own or in conjunction with others. We cannot be certain that we will be able to develop any of these capabilities.


HEALTH CARE REFORM MEASURES OR COST CONTROL INITIATIVES MAY NEGATIVELY IMPACT PHARMACEUTICAL PRICING.


     The levels of revenue and profitability of pharmaceutical companies may be affected by continuing governmental efforts to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is already subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. Cost control initiatives could decrease the price that we or our collaborative partners receive for any products which we or they may develop in the future which would adversely affect our business. Further, to the extent that such proposals or initiatives have a material adverse effect on our collaborative partners or potential collaborative partners, our ability to commercialize our potential products may be materially adversely affected.


IF OUR PRODUCTS HARM PEOPLE, WE MAY EXPERIENCE PRODUCT LIABILITY CLAIMS THAT MAY NOT BE COVERED BY INSURANCE.


     We face an inherent business risk of exposure to potential product liability claims in the event that drugs, if any, developed through the use of our technology are alleged to have caused adverse effects on patients. Such risk exists for products being tested in human clinical trials, as well as products that receive regulatory approval for commercial sale. We will, if appropriate, seek to obtain product liability insurance with respect to drugs developed by us and our collaborative partners. However, we may not be able to obtain such insurance. Even if such insurance is obtainable, it may not be available at a reasonable cost or in a sufficient amount to protect us against liability.


IF WE CANNOT ATTRACT AND RETAIN MANAGEMENT AND SCIENTIFIC STAFF, WE MAY NOT BE ABLE TO PROCEED WITH OUR DRUG DISCOVERY AND DEVELOPMENT PROGRAMS.




     We are highly dependent on management and scientific staff, including James
E. Rurka, our President and Chief Executive Officer, George H. Miller, Ph.D., our Senior Vice President - Research and Development, Donald D. Huffman, our Vice President - Finance and Corporate Development and Chief Financial Officer and on our other officers. Considering the time necessary to recruit replacements, if we lose the services of any of the named individuals or other senior management and key scientific staff, we may incur delays in our product development and commercialization efforts or experience difficulties in raising additional funds. We may also lose a significant amount of revenues without the senior staff necessary to adequately maintain existing corporate collaborations or to enter into new collaborations. We do not carry key-man life insurance on any of our executives. We believe that our future success will depend, in part, on our ability to attract and retain highly talented managerial and scientific personnel and consultants. We face intense competition for such personnel from, among others, biotechnology and pharmaceutical companies, as well as academic and other research institutions. We cannot be certain that we will be able to attract and retain the personnel we require on acceptable terms.



OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY.


     As with many biotechnology and pharmaceutical companies, our activities involve the use of radioactive compounds and hazardous materials. As a consequence, we are subject to numerous environmental and safety laws and regulations. Any violation of, and the cost of compliance with, these regulations could materially adversely affect our operations. We are subject to periodic inspections for possible violations of any environmental or safety law or regulation.


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS AND DELAWARE LAW COULD MAKE THE ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT.



     Certain provisions of our Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, provide for staggered elections of our Board of Directors and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. None of these provisions provide for cumulative voting in the election of directors. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including
Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any stockholder owning fifteen percent or more of the Company's outstanding voting stock ("interested stockholder") for a period of three years from the date a stockholder becomes an interested stockholder unless certain conditions are met. The possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of Microcide, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.



MARKET CONDITIONS AND CHANGES IN OPERATING RESULTS MAY CONTINUE TO CAUSE VOLATILITY IN THE MARKET PRICE OF OUR STOCK, MAKING FUTURE EQUITY FINANCINGS MORE DIFFICULT.



     The market price of the common stock, like that of the securities of many other biopharmaceutical companies, has been and is likely to continue to be highly volatile. The stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Factors contributing to such volatility include:

     o results of pre-clinical studies and clinical trials by us or our competitors;

     o    announcements of new collaborations;

     o announcements of our technological innovations or new therapeutic products or that of our competitors;

     o developments in our patent or other proprietary rights or that of our competitors, including litigation;

     o    governmental regulation; and

     o    healthcare legislation.

     Fluctuations in our operating results and market conditions for biotechnology stocks in general could have a significant impact on the volatility of the market price for the common stock and on the future price of the common stock.


WE EXPECT TO RETAIN ALL FUTURE EARNINGS AND HAVE NO INTENTION TO PAY DIVIDENDS.


     We have never paid any cash dividends on Microcide common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements. In some cases, these statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "would," "expect," "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state trends and known uncertainties or other forward-looking information. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors above. When considering forward-looking statements, you should keep in mind that the risk factors noted above and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, for our research, drug discovery and development programs and for other general corporate purposes. Expenses to be funded with the offering proceeds, if any, include research and development, the cost of pre-clinical and clinical studies, and the production of compounds for such studies. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress of our research, drug discovery and development programs, the results of pre-clinical and clinical studies, the timing of regulatory approvals, technological advances, determinations as to commercial potential of our compounds and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative research arrangements with other companies and other factors.

     As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds, if any, to be received upon consummation of this offering. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds, if any, from this offering in short-term, interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

     We may offer the common stock:

     - directly to purchasers;

     - to or through underwriters;

     - through dealers, agents or institutional investors; or

     - through a combination of such methods.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement or post-effective amendment to the registration statement that will disclose:

     - the identity of any underwriters, dealers, agents or institutional investors who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers, agents or institutional investors;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

     We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $150,000.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered in this prospectus will be passed upon for us by Latham & Watkins, Menlo Park, California. Latham & Watkins does not beneficially own any shares of our common stock as of the date of this prospectus.

                                     EXPERTS


     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

     o inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or

     o obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock. The documents we are incorporating by reference are:

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;


     o our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;


     o the description of our capital stock contained in our Registration Statement on Form S-1 under the Securities Act as filed with the SEC on May 13, 1996, including amendments or reports filed for the purpose of updating that description; and

     o the description of Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC on February 4, 1999.

     You may request a copy of these filings at no cost by writing or telephoning our Chief Financial Officer at the following address and phone number:

     Microcide Pharmaceuticals, Inc.
     850 Maude Avenue
     Mountain View, California 94043
     (650) 428-1550

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY...........................................................  1


THE COMPANY..................................................................  1


THE OFFERING.................................................................  1


RISK FACTORS.................................................................  2


FORWARD-LOOKING STATEMENTS................................................... 10


USE OF PROCEEDS.............................................................. 11


PLAN OF DISTRIBUTION......................................................... 12


LEGAL MATTERS................................................................ 13


EXPERTS...................................................................... 13


WHERE YOU CAN FIND MORE INFORMATION.......................................... 13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table sets forth our estimates (other than the SEC and Nasdaq Filing
Fees) of our expenses in connection with the issuance and distribution of the common stock being registered. None of the following expenses are being paid by the holders of options and warrants which may be exercised for such holder's pro rata portion of the Shares.

                        ITEM                               AMOUNT
-------------------------------------------------          ------
SEC registration fee.............................          $  8,750.00
Legal fees and expenses..........................          $100,000.00
Accounting fees and expenses.....................          $ 20,000.00
Miscellaneous fees and expenses..................          $ 21,250.00
     Total.......................................          $150,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Our Restated Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of a director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.

     We have a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                                     DESCRIPTION
-------        -------------------------------------------------------------------

  4.1          Restated Certificate of Incorporation of the Registrant
               (previously filed as Exhibit 3.2 to the Registrant's Registration
               Statement on Form S-1, Registration No. 333 - 2400, and incorporated herein by reference).

  5.1          Opinion of Latham & Watkins.

 23.1          Consent of Ernst & Young LLP, Independent Auditors.

 23.2          Consent of Latham & Watkins (included in Exhibit 5.1).

 24            Power of Attorney (filed in Part II of this Registration Statement).*



------------
* Previously filed.



ITEM 17. UNDERTAKINGS.

A.   RULE 415 OFFERING

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   REGISTRATION STATEMENT PERMITTED BY RULE 430A UNDER THE SECURITIES ACT

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, California, on March 21, 2001.


                                        MICROCIDE PHARMACEUTICALS, INC.

                                        By: /s/ JAMES E. RURKA
                                           -------------------------------------
                                           James E. Rurka
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                               TITLE                             DATE
--------------------------------   -------------------------------------      ----------------
              *                    President, Chief Executive Officer          March 21, 2001
--------------------------------   and Director
       James E. Rurka              (principal executive officer)

              *                    Vice President - Finance and Corporate      March 21, 2001
--------------------------------   Development and Chief Financial Officer
      Donald D. Huffman            (principal financial officer)

              *                    Chairman of the Board                       March 21, 2001
--------------------------------
        John P. Walker

              *                    Director                                    March 21, 2001
--------------------------------
    Keith A. Bostian, Ph.D.

              *                    Director                                    March 21, 2001
--------------------------------
    Daniel L. Kisner, M.D.

              *                    Director                                    March 21, 2001
--------------------------------
   Hugh Y. Rienhoff, Jr., M.D.

              *                    Director                                    March 21, 2001
--------------------------------
     David Schnell, M.D.

                                   Director
--------------------------------
     Mark B. Skaletsky


*By: /s/ JAMES E. RURKA
    -----------------------------
    James E. Rurka
    Attorney-in-Fact

                            MICROCIDE PHARMACEUTICALS

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT


EXHIBIT
NUMBER                                     DESCRIPTION
-------        -------------------------------------------------------------------

  4.1          Restated Certificate of Incorporation of the Registrant
               (previously filed as Exhibit 3.2 to the Registrant's Registration
               Statement on Form S-1, Registration No. 333 - 2400, and incorporated herein by reference).

  5.1          Opinion of Latham & Watkins.

 23.1          Consent of Ernst & Young LLP, Independent Auditors.

 23.2          Consent of Latham & Watkins (included in Exhibit 5.1).

 24            Power of Attorney (filed in Part II of this Registration Statement).*



------------
* Previously filed.